UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

www.bmhc.com

BUILDING MATERIALS HOLDING CORPORATION

Delaware (State of incorporation)	91-1834269 (I.R.S. Employer Identification Number)
Four Embarcadero Center, Suite 3200 San Francisco, CA 94111

BUILDING MATERIALS HOLDING CORPORATION
2008 STOCK INCENTIVE PLAN

Robert E. Mellor
Chief Executive Officer
Four Embarcadero Center, Suite 3200
San Francisco, CA 94111
(Name and address of agent for service)

(415) 627-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☑ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share.....	2,000,000 shares	$3.71	$7,420,000	$291.61

(1) In addition to the shares of Common Stock stated above, this Registration Statement covers an indeterminate number of options and other rights to acquire such shares, to be granted pursuant to the Building Materials Holding Corporation 2008 Stock Incentive Plan.

(2) This Registration Statement also covers any additional shares of Common Stock that become issuable under the Building Materials Holding Corporation 2008 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Building Materials Holding Corporation.

(3) Calculated solely for purposes of this offering under Rule 457(h) and 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices per share of Common Stock of Building Materials Holding Corporation as reported on the New York Stock Exchange on May 12, 2008 which was $3.71.

PART I

Information Required in the Section 10(a) Prospectus

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended ("Securities Act"). Such documents are not being filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

     The following documents of Building Materials Holding Corporation ("BMHC" or the "Registrant") previously filed with the SEC are hereby incorporated in this Registration Statement by reference:
1.	the Registrant's annual report on Form 10-K filed with the SEC on March 11, 2008 for the fiscal year ended December 31, 2007;
2.	the Registrant's quarterly report on Form 10-Q filed with the SEC on May 12, 2008 for the fiscal quarter ended March 31, 2008;
3.	the Registrant's Proxy Statement pursuant to Rule 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed with the SEC on April 8, 2008;
4.	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2007; and
5.	the description of the Registrant's common stock contained in the Registrant's current report on Form 8-K filed with the SEC on September 24, 1997.

     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

     Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the Common Stock registered hereby have been passed upon for Building Materials Holding Corporation by Paul S. Street, Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary. Paul S. Street is employed by BMHC, is eligible to participate in the Plan from time to time and owns or has rights to acquire an aggregate of less than 1% of BMHC Common Stock.

Item 6. Indemnification of Directors and Officers.

     BMHC's Bylaws provide that BMHC will indemnify its directors and executive officers and may indemnify its other officers, employees, and other agents to the fullest extent not prohibited by law. BMHC believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and requires BMHC to advance litigation expenses in the case of certain shareholder derivative actions or other actions. BMHC is also empowered under its Bylaws to enter into indemnification contracts with its directors and executive officers and to purchase insurance on behalf of any person that BMHC is required or permitted to indemnify. In accordance with such provision, BMHC has entered into indemnity agreements with each of its directors and executive officers. BMHC also has in effect directors and executive officers liability insurance coverage.

     BMHC's Certificate of Incorporation provides that, under Delaware law, its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to BMHC and its shareholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to BMHC, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Currently, there is no pending litigation or proceeding involving a director, executive officer, employee, or other BMHC agent where indemnification is sought. BMHC is not aware of any threatened litigation that may result in indemnification claims by any director, executive officer, employee, or other agent.

     Any future transactions between BMHC and its executive officers, directors and affiliates will be on terms no less favorable to BMHC than can be obtained from unaffiliated third parties, and any material transactions with such persons will be approved by a majority of BMHC's disinterested directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("1933 Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.0	Building Materials Holding Corporation 2008 Stock Incentive Plan

4.1	Amended Certificate of Incorporation (incorporated by reference to Exhibit 3.(i)1 to BMHC’s report on Form 8-K12G3 dated September 24, 1997)

4.2	Certificate of Amendment to Certificate of Incorporation of BMHC (incorporated by reference to Exhibit 3.50.1 to BMHC’s annual report on Form 10-K dated February 27, 2006)

4.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.70 to BMHC’s quarterly report on Form 10-Q dated November 14, 2001)

5.0	Opinion of Paul S. Street, General Counsel and Corporate Secretary for Building Materials Holding Corporation

23.1	Consent of Paul S. Street, General Counsel and Corporate Secretary for Building Materials Holding Corporation (included in Exhibit 5.0)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.0	Power of Attorney (included on the signature page hereof)

Item 9. Undertakings.

A.    The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Notwithstanding the foregoing, however, clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit	Description

4.0	Building Materials Holding Corporation 2008 Stock Incentive Plan

4.1	Amended Certificate of Incorporation (incorporated by reference to Exhibit 3.(i)1 to BMHC’s report on Form 8-K12G3 dated September 24, 1997)

4.2	Certificate of Amendment to Certificate of Incorporation of BMHC (incorporated by reference to Exhibit 3.50.1 to BMHC’s annual report on Form 10-K dated February 27, 2006)

4.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.70 to BMHC’s quarterly report on Form 10-Q dated November 14, 2001)

5.0	Opinion of Paul S. Street, General Counsel and Corporate Secretary for Building Materials Holding Corporation

23.1	Consent of Paul S. Street, General Counsel and Corporate Secretary for Building Materials Holding Corporation (included in Exhibit 5.0)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.0	Power of Attorney (included on the signature page hereof)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on this 12th day of May, 2008.

Building Materials Holding Corporation

/s/ Robert E. Mellor
Robert E. Mellor Chairman of the Board and Chief Executive Officer